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                      PRIVATE PLACEMENT ENGAGEMENT LETTER

November 12, 2002


John Hunt
CFO and SVP
Chesapeake Financial Shares, Inc.
97 North Main Street
Kilmarnock, VA 22482


Ladies and Gentlemen:

Salomon Smith Barney Inc. ("SSB") is pleased to confirm our appointment by Chesapeake Financial Shares, Inc. (which, together with its affiliates and/or subsidiaries is hereinafter referred to as the "Holding Company" or the "HC") to serve as exclusive placement agent in the proposed private placement (the "Placement") of the HC's trust preferred securities ("TRUPS") or subordinated debt securities (taken together, the "Securities"), as the case may be, which will not require registration under the Securities Act of 1933, as amended (the "Securities Act"). The principal terms of the Placement are set forth in
Schedule 1 hereto. The HC understands that the Placement is part of a larger transaction being arranged by SSB pursuant to which the Securities will be purchased by a special purpose vehicle along with similar securities issued by other issuers ("TPref Funding III").

1.   In connection with its engagement hereunder, SSB shall:

     (a) carry out due diligence with respect to the HC and matters relevant to the Placement;

     (b) develop and implement, together with the HC, the form and structure of the Placement;

     (c) provide for the legal documentation of the Placement;

     (d) advise the HC on the appropriate pricing for the Securities;

     (e) market and place the Securities on a best efforts basis; and

     (f) provide such other services as are customary for similar transactions and as may be mutually agreed upon by the HC and SSB.

     This agreement is not a commitment, express or implied, on the part of SSB to purchase or place the Securities and it is acknowledged that the placement of the Securities by SSB will be made on a "best efforts" basis. The placement of the Securities will be conducted pursuant to a placement agreement and the obligations of SSB hereunder shall be subject to the customary conditions and receipt of the customary opinions, certificates and other documents as set forth in such placement agreement. The placement of the Securities by SSB is further subject to a) SSB's sole determination that the HC's prior participation in transactions similar to TPref Funding III, if any, will not impair SSB's ability to place the Securities, and b) the absence of the occurrence of any event that in the judgment of SSB makes it impractical or inadvisable to proceed with TPref Funding III, including, without limitation, (i) the lack of a sufficient

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     amount of securities available from other issuers for inclusion in TPref
     Funding III and (ii) in SSB's determination, the occurrence of any material adverse change in the financial markets or in the financial condition, operations or prospects of the HC. The obligations of the HC hereunder shall be subject only to satisfactory pricing terms for the Securities.

2. The Securities will not be registered under the Securities Act. Neither the HC nor anyone acting on its behalf has engaged or will engage in any general solicitation or general advertising (as those terms are used in Rule 501(c) under the Securities Act) or in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with TPref Funding III. The HC has not taken, and will not take, any action, directly or indirectly, that may cause the Placement to fail to be entitled to exemption from registration under the Securities Act or applicable state securities or "blue sky" laws.

3. As compensation for SSB's services hereunder, the HC hereby agrees to pay SSB the applicable placement fee (the "Placement Fee") as set forth in
     Schedule 1 hereto, payable in cash promptly upon consummation of the Placement. The HC agrees that it will not, directly or indirectly (except through SSB), sell or offer to sell any Securities or similar instruments during the term of this agreement (determined in accordance with Section 8 hereof) and for thirty days thereafter unless the HC participates in the Placement described herein (provided that such Placement is consummated). If the HC does not participate in the Placement described herein, any offer, sale or other disposition of Securities or similar instruments undertaken during the term of this agreement (determined in accordance with Section 8 hereof), or during the thirty days thereafter, will be treated for purposes of the calculation of fees as if such sale or disposition were undertaken by SSB.

4. The HC and SSB have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of SSB in connection with SSB's engagement hereunder, the terms of which are incorporated into this agreement in their entirety (the "Indemnification Agreement").

5. Except as prohibited by law or regulation, the HC agrees to furnish to SSB as an attachment to this agreement a list of transactions similar to TPref Funding III in which HC has previously participated. Such list shall specify the amount and structure of securities issued by the HC in each such transaction.

6. The HC hereby agrees that it will provide written notice to any relevant regulator within the timeframe that such regulator requires in order to seek approval to raise Tier 1 capital through the issuance of TRUPS as part of TPref Funding III. The HC further agrees that it will obtain approval prior to the consummation of the Placement.

7. The HC further agrees to furnish to SSB all information about the HC as SSB shall reasonably request, including (i) certificates of its senior officers regarding such information, (ii) such other information concerning the business and financial condition of the HC as SSB may from time to time reasonably request and (iii) copies of such opinions of counsel and such other documents, letters, certificates and opinions as SSB may reasonably request in form and substance reasonably satisfactory to SSB and its counsel. Further, the HC will provide access to the HC's officers, directors, employees, independent accountants and legal advisors as reasonably required by SSB.

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     The HC recognizes and confirms that SSB will be using information in reports and other information provided by others, including, without limitation, information provided by or on behalf of the HC, and that SSB does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information.

     The HC hereby warrants that all information provided to SSB will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of circumstances under which they were made, not misleading. SSB will have the right to approve all information and other written communications furnished by or on behalf of the HC in connection with the Placement. The HC agrees to provide SSB, during the period of engagement, with prompt notice of any material development affecting the HC or the occurrence of any event or other change known to the HC that could materially affect the accuracy of any information previously provided.

8. SSB hereby agrees to use all material non-public information provided to it by the HC solely for the purpose of rendering services to the HC pursuant to its engagement hereunder and to treat confidentially such information for a period of one year following the date of this agreement. Except as contemplated in such engagement or as required by applicable law, court order or proceeding, or supervisory or regulatory authority, SSB will not disclose such confidential information to a third party (other than directors, officers, employees or outside advisors of SSB) without the prior consent of the HC.

     For a period of two years following the date of this agreement, except as required by applicable law, the HC hereby agrees to treat confidentially all information relating to the Placement and TPref Funding III provided to it by SSB. Upon the termination of this agreement or upon written request from SSB, the HC will return all such information to SSB or, if so requested by SSB, destroy all such information with any such destruction confirmed to SSB in writing.

9. SSB's engagement hereunder will commence on the date hereof and will continue until the earlier of the consummation of the Placement and 3 months after the date hereof, unless extended by mutual written consent or earlier terminated by either party upon 30 days' prior written notice. Subject to Section 12(d) herein, the HC hereby agrees that it will not terminate this agreement without SSB's prior written consent and acknowledges that SSB will rely upon the HC's participation in the Placement.

10. The HC hereby agrees that SSB and/or an affiliate thereof, including, without limitation, Citigroup Inc., will have the right to purchase Securities for its own account and that any such purchase will not constitute a conflict of interest for purposes of SSB's engagement hereunder. The HC acknowledges that SSB or an affiliate of SSB may be providing financing or other services to parties who interests may conflict with those of the HC or entering into transactions in the HC's common stock or other securities for the account of SSB or an affiliate of SSB or for the account of customers. The HC waives any claim against SSB based on any conflict of interest that might arise due to SSB's roles as provider of services hereunder, as a participant or provider of financing or structuring services similar to the Placement of the TRUPS to other parties.

11. The HC hereby agrees that, prior to the consummation of the Placement or the termination of



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     this agreement (whichever is earlier), it will not otherwise access the domestic or international debt capital markets with similar securities without our prior written consent.

12. SSB may, at its own expense, place announcements or advertisements in financial newspapers and journals describing our services hereunder.

13. In order to be considered for inclusion in TPref Funding III, the HC hereby affirms the following:

     (a) (i) following the issuance of Securities, the HC will have total consolidated assets of at least $200 million or the HC will have total deposits of at least $100 million; (ii) the HC or its largest subsidiary can demonstrate an operating history of at least 5 years;
          (iii) following the issuance of Securities, the HC will have a ratio of Tier 1 capital to risk weighted assets of at least 10%; (iv) the HC is currently profitable and has no knowledge of any information that would lead to a material adverse change in the profitability or viability of the HC.

     (b) SSB has described to the HC the details of, and the HC agrees that it will have completed its review of, the form of Placement Agreement attached hereto, and, subject to Section 12(d) hereof, (i) will execute and deliver the Placement Agreement in the form attached, subject to the inclusion of the pricing terms and certain information to be provided by SSB, promptly following the pricing of TPref Funding III, and (ii) will issue and deliver or, in the case of the proposed private placement of the HC's TRUPS, cause the issuing trust to issue and deliver, on the closing date of TPref Funding III against payment therefore, a maximum of $[_________] Securities;

     (c) SSB has described to the HC the details of, and the HC agrees that it will have completed its review of, the execution copies of the relevant Indenture, the Amended and Restated Declaration of Trust as applicable and the Guarantee Agreement as applicable, attached hereto (together with the Placement Agreement, the "Documents") and, subject to Section 12(d) hereof, agrees that each of these documents is in substantially final form and will not be changed except for the correction of grammatical and typographical errors, the insertion of pricing information, and any reasonably necessary issuer-specific changes that have been or will be mutually agreed upon;

     (d) The HC agrees to notify SSB promptly if any of the Documents do not materially conform to SSB's description of the Documents and will give SSB a reasonable description of the discrepancies. In such event, the HC will proceed in good faith to make any necessary issuer-specific changes that are mutually agreeable; provided that if the HC is unable to agree on such changes, SSB agrees that the HC will not be obligated to proceed with TPref Funding III; and

     (e) The HC agrees to deliver or cause to be delivered to SSB an execution copy of the tax opinion referred to in Section 6(b) of the Placement Agreement prior to pricing.

     The HC understands that this agreement must be signed and returned to SSB in order to secure its participation in TPref Funding III.

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     Notwithstanding the above, the HC further understands that if SSB, in its sole discretion, determines that the amount of securities identified in the list referred to in Section 5 may impair SSB's ability to place the Securities, SSB may exclude the HC from participation in TPref Funding III.

14. This agreement is governed by the laws of the State of New York, U.S.A. The HC and SSB agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by SSB hereunder.

15. The provisions of Section 3, Section 4 and Section 7 hereof, the representations and warranties and the choice of law provision contained herein and the indemnity and other provisions contained in the Indemnification Agreement shall remain operative and in full force and effect regardless of the termination of this agreement.

16. The HC acknowledges that SSB is acting as an independent contractor in connection with its engagement hereunder and not in any other capacity including as a fiduciary. SSB may render the services hereunder through any of its affiliates, as it deems appropriate. Neither this engagement nor the delivery of any advice in connection with this engagement is intended to confer rights upon any persons not a party hereto (including security holders, employees or creditors of the HC) as against SSB or its affiliates or their respective directors, officers, agents and employees.

17. This agreement contains the entire agreement between us and supersedes all prior understandings, whether written or oral. This agreement may be executed in counterparts. This agreement may not be amended except in writing signed by all parties hereto.

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We look forward to working with you on this important transaction. Please confirm that the foregoing is in accordance with your understanding of our agreement by signing and returning to us a copy of this letter.

Very truly yours,


SALOMON SMITH BARNEY INC.

By __________________________________________
        John W. Dickey
        Managing Director

Accepted and agreed to as of
the date set forth above:

Chesapeake Financial Shares, Inc.

By __________________________________________
        John Hunt
        CFO and SVP

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                                                                      Schedule 1

                            Terms of the Transaction
--------------------------------------------------------------------------------
Issuer The TRUPS will be issued by a wholly-owned subsidiary of the Guarantor organized as a Delaware statutory business trust.

Guarantor                 Chesapeake Financial Shares, Inc. or the "HC"

Placement Agent           Salomon Smith Barney Inc.

Offered Securities        Trust preferred securities issued pursuant to Rule
                          144A (Private Placement)

Principal Amount          [$___ million]

Offered Price             100.00%

Coupon                    Fixed Rate: [____%]

                          or

                          Floating Rate: 3 Month LIBOR + ____ bp

                          The coupon will be established by mutual agreement of the HC and SSB at the pricing of the Placement

Payment Frequency         Quarterly in arrears

Maturity                  30 years from the date of issuance

Interest Deferral Option  The interest payment period may be extended for a period not exceeding 5 years. Interest will continue to accrue with interest thereon during the extension period. During the period in which the interest payment period has been extended, the HC may not, subject to certain limited exceptions, pay dividends on any of its capital stock.

Optional Redemption       The TRUPS may be redeemed after 5 years at par with
                          the permission of the Board of Governors of the Federal Reserve System (the "Federal Reserve").

Special Event Redemption  The TRUPS may be redeemed at any time, at a make-whole amount, upon the occurrence of a Tax Event, Investment Company Event or Capital Treatment Event (as such terms will be agreed upon by the HC and SSB) with the permission of the Federal Reserve.


Covenants                 Customary covenants including a covenant that the HC
                          will not pay dividends upon certain Events of Default and if the option to extend the interest payment period has been exercised.

Guarantee                 The Guarantor will guarantee payments on the TRUPS to
                          the extent the Issuer has funds available therefor.

Use of Proceeds           Issuer will invest the entire proceeds of the offering
                          of TRUPS in Junior Subordinated Deferrable Interest
                          Debentures issued by the Guarantor with terms identical to the TRUPS.

Placement Fee             3.00% of gross proceeds
--------------------------------------------------------------------------------

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November 12, 2002


SALOMON SMITH BARNEY INC.
388 GREENWICH STREET
NEW YORK, NEW YORK 10013

Ladies and Gentlemen:

In connection with your engagement to assist us with the matters set forth in the engagement letter between you and us of even date herewith, including modifications or future additions to such engagement and related activities prior to this date, we agree that we will indemnify and hold harmless you and your affiliates, any director, officer, agent or employee of you or any of your affiliates and each other person, if any, controlling you or any of your affiliates (hereinafter collectively referred to as "you" and "your"), to the full extent lawful, from and against, and that you shall have no liability to us or our owners, parents, creditors or security holders for, any losses, expenses, claims or proceedings including shareholder actions (hereinafter collectively referred to as "losses") (i) related to or arising out of (A) any untrue statement or alleged untrue statement of a material fact contained in any oral or written information provided by us, our employees or our other agents, to you or which either we or you provide to any actual or potential buyers, sellers, investors, offerees or rating agencies, or (B) other action or failure to act by us, our employees or our other agents or by you at our request or with our consent, or (ii) otherwise related to or arising out of such engagement or any transaction or conduct in connection therewith except that this clause (ii) shall not apply with respect to any losses that are finally judicially determined to have resulted primarily from your bad faith or gross negligence.

In the event that the foregoing indemnity is unavailable to you for any reason, we agree to contribute to any losses related to or arising out of such engagement or any transaction or conduct in connection therewith. For such losses referred to in clause (i) of the preceding paragraph, we shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by you and by us from the actual or proposed transaction giving rise to such engagement; provided, however, that you shall not be responsible for any amounts in excess of the amount of the benefits received (or anticipated to be received) by you. For any other losses, or for losses referred to in clause (i) if the allocation provided by the immediately preceding sentence is unavailable for any reason, we shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also our relative fault in connection with the statements, omissions or other conduct which resulted in such losses, as well as any other relevant equitable considerations. Relative benefits received by us shall be deemed to be equal to the aggregate cash consideration received (or anticipated to be received) by us in such transaction or proposed transaction, and benefits received by you shall be deemed to be equal to the compensation payable by us to you in connection with such engagement. Relative fault shall be determined by reference to, among other things, whether

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any alleged untrue statement or omission or any other alleged conduct relates to information provided by us or other conduct by us (or our employees or other agents) on the one hand or by you on the other hand. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

We agree that we will not, without the prior written consent of Salomon Smith Barney Inc., settle any pending or threatened claim or proceeding related to or arising out of such engagement or transactions or conduct in connection therewith (whether or not you are a party to such claim or proceeding) unless such settlement (i) includes a provision unconditionally releasing you from and holding you harmless against all liability and (ii) does not include a statement as to or admission of, fault, culpability or a failure to act by you or on your behalf. We will also promptly reimburse you for all expenses (including counsel fees) as they are incurred by you in connection with investigating, preparing or defending, or providing evidence in, any pending or threatened claim or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not you are a party to such claim or proceeding) or in enforcing this agreement.

The foregoing agreement shall be in addition to any rights that you may have at common law or otherwise. This agreement is governed by the laws of the State of New York. Solely for purposes of enforcing this agreement, we hereby consent to personal jurisdiction, service and venue in any court in which any claim or proceeding, which is subject to this agreement, is brought against you. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING ARISING HEREUNDER IS WAIVED. This agreement shall remain in full force and effect following the completion or termination of such engagement.

                                        Very truly yours,
                                        Chesapeake Financial Shares, Inc.


                                        By: _______________________________
                                                     John Hunt
                                                     CFO and SVP

Agreed:

SALOMON SMITH BARNEY INC.


By: ______________________________
           John W. Dickey
           Managing Director